SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 28, 2012 among Skinny Nutritional Corp., a Nevada corporation (the “Company”), and Trim Capital LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, the Securities (as defined below) as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

Article I
DEFINITIONS

1.1       Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(i).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Alternative Transaction” shall have the meaning ascribed to such term in Section 4.12.

“Amended and Restated Charter” shall have the meaning ascribed to such term in Section 4.8(a).

“Apfelbaum Consulting Agreement” means the Consulting Agreement dated as of the date hereof between the Company and William Apfelbaum.

“Approved Budget” shall have the meaning ascribed to such term in Section 4.4.

“Articles of Incorporation” means the Articles of Incorporation of the Company as amended, as in effect on the Initial Closing Date.

“Board” means the board of directors of the Company.

“Board Recommendation” shall have the meaning ascribed to such term in Section 4.8(e).

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

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“Bylaws” means the Bylaws of the Company as amended, and as the same may be further amended from time to time.

“Closing” or “Closings” means the Initial Closing, the Second Closing and/or the Third Closing.

“Closing Date” or “Closing Dates” means the Initial Closing Date, the Second Closing Date and/or the Third Closing Date.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Consulting Agreements” means the Apfelbaum Consulting Agreement and the Cummins Consulting Agreement.

“Conversion Units” means Units issued at the Third Closing upon conversion of the Notes.

“Cummins Consulting Agreement” means the Consulting Agreement dated as of the date hereof between the Company and Marc Cummins.

“Company Intellectual Property” shall have the meaning ascribed to such term in Section 3.1(n)(i).

“Disclosure Schedules” means, if disclosure schedules of the Company are delivered on any Closing Date, such disclosure schedules.

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.1(s).

“ERISA” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Period” shall have the meaning ascribed to such term in Section 4.12.

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“Exempt Issuance” means (a) the issuance of shares of Common Stock or Common Stock Equivalents either to employees, officers, directors and consultants of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the Board, or to other service providers to the Company pursuant to any other plan approved by the Board and the Purchaser, (b) any Securities issued hereunder and (c) any other securities issuable upon the exercise or conversion of securities convertible into shares of Common Stock issued and outstanding on the date of this Agreement or which may be issuable pursuant to the terms of any other agreement of the Company entered into prior to date of this Agreement or any other arrangement relating to the issuance of Common Stock or Common Stock Equivalents, in each case under this clause (c), as listed on Schedule 3.1(f) of the Disclosure Schedule.

“Existing Security Agreement” shall mean the Security Agreement entered into by and between the Company and the holders of the Outstanding Notes.

“Fairness Opinion” shall have the meaning ascribed to such term in Section 3.2(e).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(g).

“Governmental Body” shall mean any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, instrumentality or self-regulatory organization, body or entity and any court or other tribunal).

“IP Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof between the Company and Purchaser.

“Indebtedness” means (a) any liabilities for borrowed money and (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

“Initial Closing” shall have the meaning ascribed to such term in Section 2.1(b).

“Initial Closing Date” shall have the meaning ascribed to such term in Section 2.1(b).

“Initial Note” shall have the meaning ascribed to such term in Section 2.1(a).

“Initial Purchase Price” shall have the meaning ascribed to such term in Section 2.1(a).

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“Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) trade secrets and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information of customers (to the extent permitted by applicable law) and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Interim Period” shall have the meaning ascribed to such term in Section 4.5.

“Junior Preferred” shall have the meaning ascribed to such term in Section 5.2(a)(vii).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(a).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(l).

“Nevada Counsel” means Cane Clark, LLP, special Nevada Counsel to the Company with offices located at 3273 Warm Springs Road, Las Vegas, Nevada 89120.

“New Equity Plan” shall have the meaning ascribed thereto in Section 4.17.

“Notes” means the Initial Note and the Remaining Note.

“Outstanding Notes” shall have the meaning assigned to such term in Section 5.2(a)(vii).

“Peace Mountain” means Peace Mountain Natural Beverages Corp.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Permitted Liens” means the Liens in favor of (i) UCF and (ii) the holders of the Outstanding Notes pursuant to the Existing Security Agreement.

“Prime Unit Financing” means the proposed purchase of the Units by Purchaser at the Second Closing and the Third Closing as contemplated hereby.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Proxy Proposals” shall have the meaning ascribed to such term in Section 4.8(a).

“Proxy Statement” shall have the meaning ascribed to such term in Section 4.8(b).

“Purchaser Expenses” shall have the meaning ascribed to such term in Section 4.11(a).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.15.

“Remaining Note” shall have the meaning ascribed to such term in Section 2.2(a).

“Remaining Note Principal Amount” shall have the meaning ascribed to such term in Section 2.2(a).

“Representatives” shall have the meaning ascribed to such term in Section 4.5.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Scheduled Company Intellectual Property” shall have the meaning ascribed to such term in Section 3.1(n)(ii).

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Second Closing” shall have the meaning ascribed to such term in Section 2.2(b).

“Second Closing Common Stock Amount” shall have the meaning ascribed to such term in Section 2.2(a).

“Second Closing Date” shall have the meaning ascribed to such term in Section 2.2(b).

“Second Closing Purchase Price” shall have the meaning ascribed to such term in Section 2.2(a).

“Second Closing Senior Preferred Price” shall have the meaning ascribed to such term in Section 2.2(a).

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“Second Closing Termination Date” shall have the meaning ascribed to that term in Section 6.1(b).

“Securities” means the Initial Note, the Remaining Note and the Units issued pursuant to the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by the Company in favor of Purchaser.

“Senior Preferred” means a new class of preferred stock, par value $0.001 per share, of the Company with the rights, privileges and preferences as summarized on Exhibit A hereto and with such other rights, privileges and preferences as are agreed between the Company and Purchaser and which shall be set forth in the Senior Preferred Designations and the Amended and Restated Charter.

“Senior Preferred Designations” shall have the meaning ascribed to such term in section 5.2(b)(vi).

“Senior Secured Lending Facility” means a senior secured lending facility made available by Purchaser (or an Affiliate of Purchaser), as lender, to the Company as borrower in the principal amount of $6,000,000, which shall be made available to the Company in tranches as need and subject to customary borrowing conditions.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Stockholders Meeting” shall have the meaning ascribed to such term in Section 4.8(a).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(b), and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Third Closing” shall have the meaning ascribed to such term in Section 2.3(b).

“Third Closing Date” shall have the meaning ascribed to such term in Section 2.3(b).

“Third Closing Purchase Price” shall have the meaning ascribed to such term in Section 2.3(a).

“Third Closing Termination Date” shall have the meaning ascribed to such term in Section 6.1(c).

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“Third Closing Fully Diluted Common Stock” means the number of fully diluted shares of Common Stock of the Company, calculated on the treasury method outstanding and determined as of the date of the Third Closing, including the shares reserved for issuance under the New Equity Plan and all other contingent issuances of Common Stock (including without limitation, those issuances and proposed issuances listed on Schedule 3.1(f) of the Disclosure Schedule).

“Third Closing Units” means Units issued at the Third Closing and includes Conversion Units.

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets, exchanges or listing platforms on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the OTC Markets Group.

“Transaction Documents” means this Agreement, the Initial Note, the Remaining Note, the Security Agreement, the IP Security Agreement, the Registration Rights Agreement, the Consulting Agreements and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“UCF” means United Capital Funding Corp.

“Unit Purchase Price” shall have the meaning ascribed to such term in Section 2.2(a).

“Units” means units (including Conversion Units) consisting in the aggregate of (i) a number of shares of Senior Preferred and (ii) a number of shares of Common Stock, such that the aggregate original issue price of all shares of Senior Preferred comprising the Units sold under this Agreement and the Conversion Units shall be $9,000,000 and the aggregate number of shares of Common Stock included in the Units sold hereunder and the Conversion Units shall comprise 65% of Third Closing Fully Diluted Common Stock. Each Unit issued at a Closing shall consist of a combination of the smallest number of whole shares of Senior Preferred and Common Stock necessary to issue all shares required to be issued at such Closing. For purposes of clarity Units issued at the Second Closing and Third Closing Units may not contain the same combination of shares of Senior Preferred and Common Stock; provided that they shall all be treated as “Units” hereunder.

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Article II

PURCHASE AND SALE

2.1           Purchase and Sale of Initial Note.

(a)           Initial Note. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5.1(a) and 5.2(a), the Company shall issue and sell to Purchaser, and Purchaser agrees to purchase from the Company on the Initial Closing Date (as defined below), a 15% Convertible Senior Secured Promissory Note (the “Initial Note”), in the form attached hereto as Exhibit B, in the principal amount of $1,000,000 for an aggregate purchase price of $1,000,000 (the “Initial Purchase Price”).

(b)           Initial Closing. The closing of the purchase and sale of the Initial Note (the “Initial Closing”) shall occur on the date hereof (the “Initial Closing Date”) at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036, or at such other location as the parties shall mutually agree.

(c)           Payment of Initial Purchase Price; Deliveries. On the Initial Closing Date, (i) Purchaser shall pay the Initial Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, less the amounts withheld pursuant to Section 4.11, and (ii) the Company shall deliver to Purchaser (A) an original, executed copy of the Initial Note, and (B) the other documents, instruments and certificates set forth in Section 5.2(a) duly executed on behalf of the Company, as applicable.

2.2           Purchase and Sale of the Remaining Note and Units.

(a)           Remaining Note and Units. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5.1(b) and 5.2(b), the Company shall issue and sell to Purchaser, and Purchaser agrees to purchase from the Company on the Second Closing Date (i) a 15% Convertible Senior Secured Promissory Note (the “Remaining Note”) in a principal amount (the “Remaining Note Principal Amount”) to be determined by Purchaser (up to $3,000,000), in the form attached hereto as Exhibit C and (ii) Units consisting, in the aggregate, of (x) shares of Senior Preferred with an aggregate original issue price (the “Second Closing Senior Preferred Price”) equal to the difference between $3,000,000 (the “Second Closing Purchase Price”) and the Remaining Note Principal Amount and (y) a number of shares of Common Stock (the “Second Closing Common Stock Amount”) determined by multiplying (1) 65% of projected Third Closing Fully Diluted Common Stock by (2) a fraction, the numerator of which is the Second Closing Senior Preferred Price and the denominator of which is $9,000,000.

(b)           Second Closing. The closing of the purchase and sale of the Remaining Note and the Units contemplated in Section 2.2(a) (the “Second Closing”) shall occur no later than three days after the date of the satisfaction (or waiver) of the conditions set forth in Sections 5.1(b) and 5.2(b) (the “Second Closing Date”) at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036, or at such other location as the parties shall mutually agree.

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(c)           Payment of Second Closing Purchase Price; Deliveries. On the Second Closing Date, (i) Purchaser shall pay the Second Closing Purchase Price to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, less the amounts withheld pursuant to Section 4.11, and (ii) the Company shall deliver to Purchaser (A) an original, executed copy of the Remaining Note, (B) certificates in favor of Purchaser representing the shares of Senior Preferred and Common Stock comprising the Units at the Second Closing, and (C) the other documents, instruments and certificates set forth in Section 5.2(b) duly executed on behalf of the Company, as applicable.

2.3           Purchase and Sale of Units.

(a)           Units. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5.1(c) and 5.2(c), the Company shall issue and sell to Purchaser, and Purchaser agrees to purchase from the Company on the Third Closing Date (as defined below), including through the conversion of the entire outstanding principal amount of, and accrued interest on, the Notes in accordance with their terms, Third Closing Units consisting, in the aggregate, of (x) shares of Senior Preferred with an aggregate original issue price (the “Third Closing Purchase Price”) equal to $9,000,000 less the Second Closing Senior Preferred Price and (y) a number of shares of Common Stock determined by subtracting the Second Closing Common Stock Amount from 65% of Third Closing Fully Diluted Common Stock. For purposes of clarity, the aggregate purchase price of the Units issued in the Second Closing and the Third Closing shall be $9,000,000 including the outstanding principal amount of, and accrued interest on, the Notes as of the Third Closing. For purposes of the Notes, the “Unit Purchase Price” shall be determined as of the Third Closing Date and shall be determined by dividing the Third Closing Purchase Price less the outstanding principal amount of, and accrued interest on, the Notes, by the number of Third Closing Units issued (other than the Conversion Units).

(b)           Third Closing. The closing of the purchase and sale of the Units contemplated in Section 2.3(a) (the “Third Closing”) shall occur no later than three days after the date of the satisfaction (or waiver) of the conditions set forth in Sections 5.1(c) and 5.2(c) (the “Third Closing Date”) at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036, or at such other location as the parties shall mutually agree.

(c)           Payment of Third Closing Purchase Price; Deliveries. On the Third Closing Date, (i) Purchaser shall pay the Third Closing Purchase Price (less the outstanding principal amount of, and accrued interest on, the Notes being converted) to the Company by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, less the amounts withheld pursuant to Section 4.11, and (ii) the Company shall deliver to Purchaser (A) certificates in favor of Purchaser representing the shares of Senior Preferred and Common Stock comprising the Third Closing Units (other than the Conversion Units), and (B) the other documents, instruments and certificates set forth in Section 5.2(c) duly executed on behalf of the Company, as applicable. Further, Purchaser shall deliver the Notes to the Company for cancellation against delivery of the Conversion Units; provided that, if Purchaser shall have lost one or more of the Notes, Purchaser shall deliver an affidavit of loss in a form reasonably acceptable to the Company.

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Article III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company Relative to All Closings. Except as set forth in the Disclosure Schedules, the Company hereby makes the following representations and warranties to Purchaser as of each Closing Date.

(a)           Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Except as set forth on Schedule 3.1(a) of the Disclosure Schedule, each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”), and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)           Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(b) of the Disclosure Schedule. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries or to the extent that any subsidiaries listed on Schedule 3.1(b) of the Disclosure Schedule are not “significant subsidiaries”, as defined under Rule 1-02 of Regulation S-X, as promulgated by the Commission, then all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

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(c)           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to be entered into at the Initial Closing and otherwise to carry out its respective obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to be executed and delivered at the Initial Closing by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby at the Initial Closing, have been duly authorized by all necessary action and no further action is required by the Company, the Board or the stockholders of the Company in connection therewith, except for any closing conditions set forth in Section 5.1(a) that have been waived by the Purchaser. Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts. Other than as set forth on Schedule 3.1(d) of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents to be executed and delivered at the Initial Closing, the issuance and sale of the Securities to be issued at the Initial Closing and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary (except as contemplated by the Security Agreement and the IP Security Agreement), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e)           Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the execution and delivery by the Company or such Subsidiary of the Transaction Documents to be executed or delivered at the Initial Closing or in connection with the performance by the Company or such Subsidiary of the Transaction Documents at or after the Initial Closing but prior to the Second Closing, other than (i) the filings required pursuant to Sections 4.1, 4.3 and 4.8 of this Agreement and (ii) the filings required under the Security Agreement and the IP Security Agreement.

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(f)           Capitalization. Except as set forth on Schedule 3.1(f) of the Disclosure Schedule, the Company has not issued any capital stock since May 21, 2012 (i.e., the date of the filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012), other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 3.1(f), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents that have not been fully satisfied. Except as set forth on Schedule 3.1(f) of the Disclosure Schedule, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as set forth on Schedule 3.1(f) of the Disclosure Schedule, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board or others is required for the issuance and sale of the Initial Note at the Initial Closing. Other than may exist in connection with the transactions contemplated by this Agreement, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(g)           SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of, identified in or attached as exhibits to the SEC Reports, to the extent such agreements are required to be included as part of, identified in or attached as exhibits to the SEC Reports pursuant to the rules and regulations of the Commission. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(h)           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the applicable Closing Date or on Schedule 3.1(h) of the Disclosure Schedule: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans. Except as set forth on Schedule 3.1(h), the Company does not have pending before the Commission any request for confidential treatment of information. Except as set forth on Schedule 3.1(h) and Schedule 3.1(p) of the Disclosure Schedule, except for the consummation of the transactions contemplated by the Transaction Documents, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(i)           Litigation. Except as disclosed in the SEC Reports or in Section 3.1(i) of the Disclosure Schedule, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company or any Subsidiary, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

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(j)           Labor Relations. No labor dispute exists or, to the knowledge of the Company or any Subsidiary, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Except as set forth on Schedule 3.1(j) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)           Compliance. Except as set forth on Schedule 3.1(k) of the Disclosure Schedule, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Body or (iii) is or has been in violation of any statute, rule or regulation of any Governmental Body, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l)           Regulatory Permits. Except as set forth on Schedule 3.1(a) of the Disclosure Schedule, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

(m)           Title to Assets. Except for the Permitted Liens or as set forth in Schedule 3.1(m), the Company and the Subsidiaries have good and marketable title in all personal property owned by them free and clear of all Liens, except for Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

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(n)           Intellectual Property.

(i)           The Company and its Subsidiaries own or possess adequate rights or licenses to use all Intellectual Property necessary to conduct their respective businesses as now conducted and as presently proposed to be conducted. Subject to Sections 3.1(n)(iv)-(vi), each item of Intellectual Property that is owned, in whole or in part, by the Company (“Company Intellectual Property”), is valid and enforceable.

(ii)           Schedule 3.1(n) of the Disclosure Schedule contains a true, complete and accurate list of each of the following items of Company Intellectual Property: trademarks, service marks, corporate names, whether or not registered and the registrations of and applications for registration of the foregoing; copyright registrations and applications for registrations; patent rights and applications for registrations; trade names and domain names and registrations thereof (such items required to be listed, referred to herein as “Scheduled Company Intellectual Property”). Schedule 3.1(n) accurately summarizes, where applicable, the following for each item of Scheduled Company Intellectual Property: application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin, and the next renewal date and other administrative obligations required to maintain or prosecute such Intellectual Property.

(iii)           No Company Intellectual Property is or has been subject to any governmental order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects, the Company Intellectual Property.

(iv)           To the Company’s knowledge, the Company (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), each of the products and services offered by or on behalf of the Company (whether by sale, license or otherwise), each of the processes or business methods used by or at the direction of the Company, and the operation of the business of the Company, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person that has had or would have a Material Adverse Effect.

(v)           Other than as disclosed in the SEC Reports or as set forth on Schedule 3.1(n) of the Disclosure Schedule, to the Company’s knowledge, there is not any unauthorized use or disclosure, infringement, misappropriation or other violation of any Company Intellectual Property by any Person

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(vi)           Except as disclosed in the SEC Reports or as set forth on Schedule 3.1(n) of the Disclosure Schedule, there has been no claim made, or to the Company’s knowledge, threatened, by or against the Company (and the Company has not been a party to any action including such a claim), and the Company has not received or provided notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Company Intellectual Property; (ii) challenging the Company’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Company has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations affecting or that would, if established affect, the Company Intellectual Property or the Company’s rights therein, or that has had or would have a Material Adverse Effect. Except as disclosed in the SEC Reports, there is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Scheduled Company Intellectual Property other than prosecution proceedings entered into in the ordinary course of business with the applicable issuing or granting Governmental Bodies or domain-name registrar.

(vii)           Except as set forth in Schedule 3.1(n) of the Disclosure Schedule, the Company (during its period of ownership) has taken all actions reasonably necessary to maintain and protect the Scheduled Company Intellectual Property.

(viii)         The Company’s current and former employees and officers that have created any Scheduled Company Intellectual Property used by the Company or intended to be used in connection with the Company’s present business plans, have assigned ownership of such Scheduled Company Intellectual Property to the Company, or such work created for the Company was a work made for hire.

(ix)           None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Body or public entity or authority, university, corporate sponsor, or other third party.

(x)           The consummation of the transactions contemplated by the Transaction Documents will not alter, impair or extinguish any of the Company Intellectual Property or rights or obligations under any agreement with respect to the Company Intellectual Property.

(xi)           Except as disclosed in Schedules 3.1(m) and 3.1(n) of the Disclosure Schedule, the Company owns or possesses all material Scheduled Company Intellectual Property currently employed by it in connection with the business now operated by it, except where the failure to own, possess or acquire any of the foregoing would not reasonably be likely to result in a Material Adverse Effect.

(o)           Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Except as set forth in Schedule 3.1(o) of the Disclosure Schedule, neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

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(p)           Transactions With Affiliates and Employees. Except as set forth in the SEC Reports and on Schedule 3.1(p) of the Disclosure Schedule, and other than transactions contemplated by this Agreement, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(q)           Sarbanes-Oxley; Disclosure Controls and Procedures; Internal Accounting Controls. Except as disclosed in the SEC Reports, the Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that complies with the requirements of the Exchange Act applicable to the Company and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in the SEC Reports, the Company’s internal control over financial reporting is effective.  Except as set forth in the SEC Reports, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.  Except as set forth on Schedule 3.1(q) of the Disclosure Schedule, the Company has not publicly disclosed or reported to the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Board, a significant deficiency, material weakness, change in internal control over financial reporting or fraud involving management or other employees who have a significant role in the internal control over financial reporting, any violation of, or failure to comply with, the federal securities laws of the United States, or any matter which if determined adversely, would have a Material Adverse Effect.

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(r)           Employee Benefit Plans. No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company or any of its Subsidiaries which could, singularly or in the aggregate, have a Material Adverse Effect.  Each employee benefit plan of the Company or its Subsidiaries is in compliance in all material respects with applicable law, including ERISA and the Code. The Company and its Subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA).  Each pension plan for which the Company or any of its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or by failure to act, which could, singularly or in the aggregate, cause the loss of such qualification.

(s)           Environmental Laws.  To the Company’s knowledge, the Company and its Subsidiaries are in compliance with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of health and safety or the environment which are applicable to their businesses (“Environmental Laws”).  There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic or other wastes or other hazardous substances by, due to, or caused by the Company or any of its Subsidiaries (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company or any of its Subsidiaries is or may otherwise be liable) upon any of the property now or previously owned or leased by the Company or any of its Subsidiaries, or upon any other property, in violation of any law, statute, ordinance, rule, regulation, order, judgment, decree or permit or which would, under any law, statute, ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company or any of its Subsidiaries has knowledge.

(t)           Certain Fees. Except as set forth on Schedule 3.1(t) of the Disclosure Schedule, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person providing similar services with respect to the transactions contemplated by the Transaction Documents. Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(t) that may be due in connection with the transactions contemplated by the Transaction Documents.

(u)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities at each Closing, as applicable, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

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(v)           Registration Rights. Except as set forth on Schedule 3.1(v) of the Disclosure Schedule, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)           Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(x)           Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents (including the Articles of Incorporation) or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of any of the Securities and Purchaser’s ownership of any of the Securities.

(y)           Nevada Revised Statutes. As of each Closing Date, the transactions contemplated by the Transaction Documents have been approved for all purposes under Sections 78.378 to 78.3793, et. seq. and 411-444 of the Nevada Revised Statutes, or compliance with such law has been permanently waived or rendered inapplicable to the transactions contemplated hereby. The consummation of the transactions contemplated to be consummated at any Closing will not hinder, delay or prevent the consummation of the transactions contemplated to be consummated at any subsequent Closing as a result of any provision of Nevada law.

(z)           Disclosure. All disclosure furnished by or on behalf of the Company to Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement (as such Disclosure Schedules may be updated or supplemented from time to time pursuant and subject to Section 4.18 of this Agreement), as of each Closing Date is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(aa)           Trading Market. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

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(bb)           Solvency. Based on the consolidated financial condition of the Company as of the Third Closing Date, after giving effect to the receipt by the Company of the proceeds from the issuance of the Securities hereunder at such Closing, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). As of the Third Closing Date, after giving effect to the receipt by the Company of the proceeds from the issuance of the Securities hereunder at such Closing, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year of such Closing Date. The SEC Reports set forth as of the date thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments as of the respective balance sheet dates of the financial statements included in such SEC Reports. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc)           Tax Status. Except as set forth on Schedule 3.1(cc) of the Disclosure Schedule, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(dd)           Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee)           Accountants. The Company’s accounting firm is Marcum LLP. To the knowledge of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

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(ff)           Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to Purchaser’s purchase of the Securities. The Company further represents to Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

3.2           Additional Representations and Warranties of the Company Relative to the Second Closing. Except as set forth in the Disclosure Schedules, the Company hereby makes the following representations and warranties to Purchaser as of the Second Closing Date:

(a)           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to be entered into at the Second Closing and otherwise to carry out its respective obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to be executed and delivered at the Second Closing by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby at the Second Closing, have been duly authorized by all necessary action and no further action is required by the Company, the Board or the stockholders of the Company in connection therewith. Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts. Other than as set forth on Schedule 3.1(d) of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents to be executed and delivered at the Second Closing, the issuance and sale of the Securities to be issued at the Second Closing and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary (except as contemplated by the Security Agreement and the IP Security Agreement), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

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(c)           Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the execution and delivery by the Company or such Subsidiary of the Transaction Documents to be executed or delivered at the Second Closing or in connection with the performance by the Company or such Subsidiary of the Transaction Documents at or after the Second Closing but prior to the Third Closing, other than (i) the filings required pursuant to Sections 4.1, 4.3 and 4.8 of this Agreement and (ii) the filing of the Senior Preferred Designations with the Secretary of State of the State of Nevada.

(d)           Issuance of Units. When issued at the Second Closing the shares of Senior Preferred and Common Stock issued at such Closing will be duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(e)           Fairness Opinion. The Company has received an opinion (the “Fairness Opinion”) from a reputable investment banking firm reasonably acceptable to Purchaser to the effect that, as of the date of the Second Closing, the consideration to be received by the Company in respect of the issuance of the Securities to Purchaser and the other transactions contemplated by the Transaction Documents is fair to the Company and the stockholders of the Company from a financial point of view.

3.3           Additional Representations and Warranties Relative to the Third Closing. Except as set forth in the Disclosure Schedules, the Company hereby makes the following representations and warranties to Purchaser as of the Third Closing Date:

(a)           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to be entered into at the Third Closing and otherwise to carry out its respective obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to be executed and delivered at the Third Closing by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby at the Third Closing, have been duly authorized by all necessary action and no further action is required by the Company, the Board or the stockholders of the Company in connection therewith. Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b)           No Conflicts. Other than as set forth on Schedule 3.1(b) of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents to be executed and delivered at the Third Closing, the issuance and sale of the Securities to be issued at the Third Closing and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary (except as contemplated by the Security Agreement and the IP Security Agreement), or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(c)           Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the execution and delivery by the Company or such Subsidiary of the Transaction Documents to be executed or delivered at the Third Closing or in connection with the performance by the Company or such Subsidiary of the Transaction Documents at or after the Third Closing, other than (i) the filings required pursuant to Sections 4.1, 4.3 and 4.8 of this Agreement and (ii) the filing of the Amended and Restated Charter with the Secretary of State of the State of Nevada.

(d)           Issuance of Units. When issued at the Third Closing the shares of Senior Preferred and Common Stock issued at such Closing will be duly authorized and, when issued and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(e)           Fairness Opinion. The Fairness Opinion has not been terminated, revoked or modified in any material respect.

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3.4           Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

(a)           Organization; Authority. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Purchaser Status. At the time Purchaser was offered to purchase the Securities, it was, and as of the date hereof it is, and on each Closing Date and other date on which it converts any of the Notes upon the terms and conditions provided therein, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(c)           Securities Act; No General Solicitation. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the purchase of the Securities, and has so evaluated the merits and risks of such purchase. Purchaser: (i) is able to bear the economic risk of an investment in the Securities for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment; (ii) is acquiring the Securities for its own account, and not as nominee or agent; and (iii) is acquiring the Securities for the purpose of investment and not with a view to distribution or resale thereof. Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III of this Agreement or the right of Purchaser to rely on such representations and warranties.

(d)           Legend. Purchaser acknowledges and agrees that the issuance of the Securities to Purchaser has not been registered under the Securities Act or any applicable state securities laws, and may not be sold, transferred or assigned unless subsequently registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration is available, and that the Notes and the certificates issued to Purchaser representing the shares of Senior Preferred and Common Stock shall be stamped or otherwise imprinted with a legend to that effect.

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(e)           No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Purchaser’s certificate of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of the Purchaser is bound or affected.

(f)           No Short Sales. Other than consummating the transactions contemplated under this Agreement and the other Transaction Documents, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first became aware of the proposed transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement and its Affiliates and their respective investment advisors, agents, counsel and other advisors, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)           General Solicitation. Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Company or the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(h)           Information. The Company has, prior to the date hereof, provided the Purchaser with information regarding the business, operations and financial condition of the Company, and has, prior to such date, granted to Purchaser the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Securities hereunder, and based thereon believes it can make an informed decision with respect to its investment in the Securities. Neither such information nor any other investigation conducted by Purchaser or its representatives shall modify, amend or otherwise affect Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

(i)           Independent Investment Decision. Purchaser has independently evaluated the merits of its decision to purchase the Securities pursuant to this Agreement, such decision has been independently made by Purchaser and Purchaser confirms that it has relied solely on the advice of its own business and/or legal counsel in making such decision.

(j)           Reliance on Exemptions. Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Securities.

(k)           Stock Ownership. Purchaser is not a beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting shares of the Company. Purchaser is not an affiliate or associate of the Company and, at any time within 2 years immediately before the date hereof, was not the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding shares of the Company.

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Article IV
OTHER AGREEMENTS OF THE PARTIES

4.1           Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to Purchaser promptly after such filing. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities being sold at such Closing for sale to Purchaser at such Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to each Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable federal, foreign, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to Purchaser.

4.2           Filing of SEC Reports. Until such time (i) as the principal amount of each Note and the accrued and unpaid interest thereon has been paid in full or (ii) Purchaser no longer owns any shares of Senior Preferred, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

4.3           Securities Laws Disclosure; Publicity. The Company shall, by 9:30 a.m. (New York City time) or as soon thereafter as is practicable on the Trading Day immediately following each Closing Date, issue a press release and by 5:30 p.m. on the fourth Trading Day following each Closing Date, file a Current Report on Form 8-K, in each case disclosing the material terms of the transactions contemplated hereby, and shall promptly thereafter file a Form 8-K which shall include the Transaction Documents as exhibits thereto. The Company and Purchaser shall consult with each other in issuing any press releases and filings with the Commission with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Purchaser, or without the prior consent of Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Purchaser, or include the name of Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of Purchaser, except (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations; provided that, in each such case, the Company shall provide Purchaser with prior notice of such disclosure and an opportunity to review and comment on such disclosure. The Purchaser hereby acknowledges that the transactions contemplated hereby will result in the Company needing to identify the Purchaser (but not its members) by name in its filings with the Commission.

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4.4           Use of Proceeds. The proceeds from the sale of the Securities shall be used by the Company in accordance with the budget and use of proceeds schedule (collectively, the “Approved Budget”) delivered by the Company to, and approved in writing by, Purchaser or as otherwise consented to in writing by Purchaser. Without limiting the foregoing, $116,498.33 of proceeds from the Initial Closing will be immediately paid to Peace Mountain in full settlement of all amounts owed to Peace Mountain by the Company in return for a release from Peace Mountain in form and substance reasonably satisfactory to Purchaser.

4.5           Access; Investigation; Periodic Meetings and Information. During the period commencing on the date hereof and ending on the earlier of (a) the Third Closing Date, and (b) the termination of this Agreement pursuant to Section 6.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives (“Representatives”) to: (i) provide the Purchaser with reasonable access during normal business hours to the Company’s Representatives, books, records, tax returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, properties, contracts and other documents and information relating to the Company; and (ii) provide the Purchaser with such copies of the books, records, tax returns, work papers, contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as the Purchaser may reasonably request. Nothing in this Section 4.5 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality (it being understood that Purchaser is subject to a confidentiality agreement with the Company); (B) result in a violation of applicable law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, that the Company shall have used commercially reasonable efforts to obtain the consent of its Affiliates and to disclose such information in a way that would not violate such applicable law or waive such privilege. During the Interim Period, the Company shall hold weekly meetings of senior management which Marc Cummins and William Apfelbaum, as representatives of Purchaser, shall be entitled to attend (“Management Meetings”). Messrs. Cummins and Apfelbaum shall be entitled to participate in the discussion of the issues considered in the Management Meetings and to promptly receive, by facsimile or electronic mail, copies of all materials provided to senior management in connection with such Management Meetings. Senior management shall consider any proposals or suggestions of Messrs. Cummins and Apfelbaum in good faith and shall discuss such proposals or suggestions at the Management Meetings. The Company will provide to Messrs. Cummins and Apfelbaum, in addition to the SEC Reports, such unaudited, unreviewed, internally generated financial reports, forecasts and other information as Messrs. Cummins and Apfelbaum shall reasonably request.

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4.6           Purchaser Consent Rights. For so long as all or any portion of the Notes are outstanding, the Company shall not take any of the following actions without the prior written consent of Purchaser, which consent may be withheld for any reason:

(a)          the acquisition of the Company by another entity (other than Purchaser or any of its Affiliates) by means of any transaction or series of related transactions (including any acquisition of Common Stock or Common Stock Equivalents, reorganization, merger or consolidation), after the consummation of which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions;

(b)          the direct or indirect sale, lease, exclusive license, assignment, transfer, conveyance or other disposition by the Company of all or substantially all of its assets or Company Intellectual Property, in one or a series of related transactions, except to a wholly-owned Subsidiary;

(c)          any acquisition or disposition (including licensing) of any business or assets including any Company Intellectual Property, except in the ordinary course of business (which, for purposes of clarity, includes entering into normal and customary agreements and licenses with manufacturers, distributors, sales agents and the like);

(d)          the liquidation, dissolution or winding-up of the business and affairs of the Company;

(e)          any capital expenditure exceeding amounts provided for in the Approved Budget or any use of proceeds from the sale of the Securities that is not set forth in the Approved Budget;

(f)          enter into any agreement or arrangement to incur any Indebtedness, other than trade indebtedness incurred in the ordinary course of business;

(g)          other than as specifically set forth on Schedule 3.1(p) of the Disclosure Schedule, the enter into any agreement or arrangement that would result in the creation of any Lien on any of the assets of the Company;

(h)          the direct or indirect purchase, lease, license, assumption or other acquisition by the Company of any material assets, including any Company Intellectual Property, in one or a series of related transactions (exclusive of any reasonable and customary office lease that the Company may execute);

(i)           redeem, purchase for cancellation or otherwise retire or pay off any of its outstanding shares of capital stock, or rights, options or warrants to subscribe for, purchase or otherwise acquire stock, or evidences of indebtedness or other securities convertible into or exchangeable for stock (except for the repurchases at cost from employees or consultants pursuant to written agreements upon the occurrence of certain events (including the termination of employment));

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(j)          other than as contemplated by the this Agreement, and except for Exempt Issuances, the creation, modification or issuance of capital stock or securities convertible into capital stock;

(k)          other than as contemplated by this Agreement, amend, alter or repeal any provision of the Articles of Incorporation of the Bylaws;

(l)          declare or pay any dividends or make any distribution, whether in cash, in stock or in specie, on any of its outstanding shares of capital stock;

(m)          the appointment or dismissal of any executive officers of the Company, and any material changes to the compensation payable to any of the executive officers or directors of the Company;

(n)          other than as contemplated by this Agreement, increase or decrease the number of directors constituting the entire Board, or create any committee of the Board;

(o)          other than with respect to the matters specifically set forth on Schedule 3.1(p) of the Disclosure Schedule, enter into any transaction, or make any amendment thereto, with any director or officer of the Company, or any immediate family member or Affiliate of any director or officer of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such officer or director (or any immediate family member or Affiliate thereof), including, without limitation, the Salaman Employment Agreement;

(p)          enter into joint ventures or partnerships, or establish any non-wholly-owned Subsidiaries;

(q)          any change to the Company’s independent accountants or attorneys; and

(r)          approve any operating capital budgets for any period of the Company, or, once such budget has been approved by Purchaser, make any changes to such budget.

4.7           Operation of the Company’s Business. Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable law, or (iii) as consented to in writing by the Purchaser, during the Interim Period, the Company shall and shall cause its Subsidiaries to: (A) ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices; and (y) in material compliance with all applicable laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current executive officers and maintains its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

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4.8           Proxy Statement; Stockholder Meeting.

(a)          Promptly following the Initial Closing Date, the Company shall take all corporate action necessary to call a meeting of its stockholders (which may be its annual meeting) (the “Stockholders Meeting”), which shall occur not later than October 15, 2012 (unless extended with the consent of or upon the direction of the Purchaser), for the purpose of seeking approval of the Company’s stockholders of the following (collectively, the “Proxy Proposals”): (i) amended and restated Articles of Incorporation in a form to be agreed upon between the Company and Purchaser (the “Amended and Restated Charter”) which integrates into a single instrument all of the provisions of the Articles of Incorporation as in effect and operative (including the terms of the Senior Preferred Designations) and amends such Articles of Incorporation in a manner acceptable to the Board and Purchaser, including to (A) authorize a sufficient number shares of Common Stock for issuance in the Prime Unit Financing and upon conversion of the Junior Preferred, issuance pursuant to the New Equity Plan and other corporate purposes, (B) authorize a reverse split of the Common Stock in a ratio to be agreed upon in accordance with Nevada law (and without the effect of giving stockholders dissenters rights), (C) authorize the Junior Preferred and (D) provide for the indemnification of directors in such manner that as is satisfactory to Purchaser, (ii) the election of a Board comprised of members as set forth in the Unit Financing Term Sheet or as otherwise designated by Purchaser, (iii) the New Equity Plan, (iv) the Prime Unit Financing for all purposes under Nevada law (including Sections 78.378 to 78.3793, et. seq. and 411-443 of the Nevada Revised Statutes), and (v) such other matters as are agreed between the Company and Purchaser.

(b)          In connection therewith, the Company will, simultaneously with the Second Closing, file with the Commission a proxy statement in preliminary form (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the Stockholders Meeting. The Company shall comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to the Proxy Statement and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading.

(c)          Purchaser and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the Commission, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser and its counsel. The Company shall promptly notify Purchaser upon the receipt of any comments from the Commission (or the staff of the Commission) or any request from the Commission (or the staff of the Commission) for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and the Commission (or the staff of the Commission), on the other hand, and the Company agrees to provide Purchaser and its counsel a reasonable opportunity to comment on and respond thereto, and to give reasonable and good faith consideration to any such comments made by Purchaser and its counsel prior to responding to any comments or requests of the Commission or its staff. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and to resolve any comments of the Commission (or the staff of the Commission) with respect to the Proxy Statement.

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(d)          Any adjournment or postponement of the Stockholders Meeting shall require the prior written consent of Purchaser other than (i) in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Commission or its staff has instructed the Company is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (ii) if insufficient shares of Common Stock are present in person or by proxy prior to the start of the Stockholders Meeting to constitute a quorum; or (iii) if, as of the scheduled date and time of the Stockholders Meeting, the Company shall not have received an aggregate number of proxies voting for the adoption of the Proxy Proposals. Notwithstanding the foregoing, Purchaser may require the Company to adjourn or postpone the Stockholders Meeting one (1) time (for a period of not more than 30 calendar days), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of the Proxy Proposals, which have not been withdrawn. Once the Company has established a record date for the Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Purchaser, unless required to do so by applicable law or the Articles of Incorporation or Bylaws. If at any time prior to the Stockholders Meeting any event or circumstance relating to the Company, Purchaser or any Subsidiary, or their respective officers or directors, should be discovered by the Company or Purchaser, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Purchaser and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(e)          The Board shall recommend to the Company’s stockholders that the stockholders vote in favor of the Proxy Proposals at the Stockholders Meeting (the “Board Recommendation”) and shall take all commercially reasonable action (including, without limitation, the hiring of a proxy solicitation firm of nationally recognized standing) to solicit the approval of the stockholders for the Proxy Proposals. Notwithstanding the foregoing, however, if at any time prior to obtaining stockholder approval of the Proxy Proposals, the Board has concluded in good faith that (i) due to its receipt of a proposal for an Alternative Transaction that the failure of the Board to change, qualify, withhold or withdraw the Board Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law, or (ii) in the absence of a proposal for an Alternative Transaction, the failure of the Board to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law, the Board may (1) change, qualify, withhold or withdraw the Board Recommendation and/or (2) in the case of clause (i) of this sentence, terminate this Agreement to enter into a binding written agreement with respect to such Alternative Transaction.

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(f)          No later than two (2) business days following stockholder approval of the Proxy Proposals, the Company shall file with the Secretary of State of Nevada the Amended and Restated Charter, which Amended and Restated Charter shall provide that it shall become immediately effective upon filing.  The Company shall issue a press release announcing the effectiveness of the Amended and Restated Charter no later than one (1) business day after such filing.

4.9           Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the transactions contemplated by the Transaction Documents.

4.10         Notification of Certain Events. Each of the Company and Purchaser shall, as promptly as reasonably practicable, notify the other:

(a)          upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the transactions contemplated by the Transaction Documents, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 6.1(g) of this Agreement;

(b)          to the extent the Company has knowledge of such notice or communication or the Purchaser has knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(c)          of any communication from any Governmental Body related to the transactions contemplated by the Transaction Documents;

(d)         of any proceedings commenced and served upon it or any Subsidiaries, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, that, if pending on the date hereof, would have been required to have been disclosed pursuant to any Section of this Agreement; and

(e)          of any change that would have a caused a Material Adverse Effect.

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4.11         Expenses.

(a)          The Company shall pay the reasonable fees and out-of-pocket expenses of Purchaser incurred in connection with the transactions contemplated by the Transaction Documents, including, but not limited to legal and accounting expenses whether or not any Closing or Closings occur (the “Purchaser Expenses”), as follows unless otherwise agreed by Purchaser: (i) at the Initial Closing, the Company shall pay Purchaser Expenses incurred through the Initial Closing Date, (ii) at the Second Closing, the Company shall pay Purchaser Expenses incurred through the Second Closing Date that have not otherwise been paid to Purchaser, and (iii) at the Third Closing, the Company shall pay Purchaser Expenses incurred through the Third Closing Date that have not otherwise been paid to Purchaser. Notwithstanding the foregoing, if the Second Closing or the Third Closing does not occur (except under circumstances described in Section 4.13), the aggregate amount of Purchaser Expenses which shall be reimbursed by the Company shall not exceed $150,000. At the election of Purchaser, Purchaser Expenses to be paid at any Closing may be deducted by Purchaser from the aggregate Purchase Price for the Securities payable at such Closing.

(b)          The Company shall also pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by it incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to Purchaser. Without limiting the foregoing, the Company shall be solely responsible for fees, expenses and other amounts payable to any broker, financial advisor or consultant, finder, placement agent, investment banker or bank with respect to the transactions contemplated by the Transaction Documents.

4.12         Solicitation of Alternative Transactions. In consideration of the substantial expenditure of the time, effort and expense to be undertaken by Purchaser prior to and following the Initial Closing, the Company agrees that without the prior written consent of Purchaser during the period beginning on the Initial Closing Date and ending on the date of the Stockholders Meeting (the “Exclusivity Period”), the Company will not, and will not authorize or knowingly permit any of its Affiliates, officers, directors, employees, agents, advisors and other representatives, directly or indirectly, (a) to actively solicit, initiate, seek, encourage or support competing inquiries, proposals or offers from any person, corporation, partnership or other entity or group regarding any acquisition of the Company, any merger, consolidation or other business combination with or involving the Company, any acquisition of any material portion of the assets, capital stock or business of the Company, any recapitalization of the Company or any similar transaction or any debt, equity or other financing transaction (an “Alternative Transaction”) other than the transactions contemplated hereby or (b) to negotiate, discuss or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Transaction other than the transactions contemplated hereby. Notwithstanding the foregoing, however, if the Company receives a bona fide proposal for an Alternative Transaction, then the foregoing shall not prohibit the Company, after giving advance written notice to Purchaser, from (i) furnishing information concerning the Company or its properties, assets or business plans pursuant to any appropriate and customary confidentiality agreement to the third party who has made an unsolicited written proposal for an Alternative Transaction after the date hereof, or (ii) engaging in discussions or negotiations with the third party who has made any such unsolicited proposals after the date hereof, but only if and to the extent that the Board shall have concluded in good faith, after consulting with financial advisors and considering the advice of outside counsel, that such action is required by the Board in the exercise of its fiduciary duties to the stockholders of the Company. In addition, whether or not information is to be provided as aforesaid, the Company shall give Purchaser prompt notice of the receipt of a bona fide proposal for an Alternative Transaction.

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4.13         Break-up Fee. In the event this Agreement is terminated by Purchaser pursuant to Section 6.1(f), the Company shall pay to Purchaser a break-up fee equal to $750,000 plus reimbursement of all unreimbursed Purchaser Expenses (without giving effect to any limitation in Section 4.11 hereof).

4.14         Company Office. After the Second Closing the Company shall maintain an office in New York City or Connecticut for use by sales and marketing personnel as well as by representatives of Purchaser working on matters related to the Company. The expenses with respect to such office shall be reasonable based on the Company’s stage of development.

4.15         Indemnification of Purchaser. Subject to the provisions of this Section 4.15, the Company will indemnify and hold Purchaser and its directors, officers, shareholders, managers, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, managers, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser Party, by any stockholder of the Company who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

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4.16         Listing of Common Stock. The Company hereby agrees to use best efforts to maintain the listing or quotation, as applicable, of the Common Stock on a Trading Market. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.17         New Equity Incentive Plan. Prior to the Second Closing, the Board shall adopt, subject to shareholder approval, a new equity incentive plan (the “New Equity Plan”) in form and substance satisfactory to Purchaser under which the Company may issue options and restricted stock and other equity compensation to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the New Equity Plan shall be equal to 12.5% of the outstanding shares of Common Stock after giving effect to the issuance of Common Stock as part of the Units sold pursuant to this Agreement and all other contingent issuances of Common Stock (including, without limitation, shares issuable upon conversion of the Junior Preferred to be issued at the Third Closing).

4.18         Schedules; SEC Reports. From time to time prior to the Second Closing and the Third Closing, the Company will promptly supplement or amend the Disclosure Schedules or, if appropriate, the SEC Reports with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or the SEC Reports. No supplement or amendment of the Disclosure Schedules made pursuant to this Section or of the SEC Reports shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing.

4.19         Reserved Shares. The Company shall at all times until the Second Closing, reserve and keep available out of its authorized but unissued stock, for the purpose of selling shares of Common Stock as part of the Units at the Second Closing as contemplated hereby, at least 100 million shares of its duly authorized shares of Common Stock.

Article V
CLOSING CONDITIONS

5.1           Conditions to the Company’s Obligations to Sell.

(a)          Initial Closing. The obligation of the Company to issue and sell the Initial Note to Purchaser at the Initial Closing as contemplated by Section 2.1 is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Purchaser with prior written notice thereof:

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(i)          Purchaser shall have executed each of the Transaction Documents to which it is a party and which is to be executed in connection with the Initial Closing and delivered the same to the Company.

(ii)         Purchaser shall have delivered to the Company the Initial Purchase Price (less any amounts withheld pursuant to Section 4.11) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)        The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Initial Closing Date.

(b)          Second Closing. The obligation of the Company to issue and sell the Remaining Note and the Units to Purchaser at the Second Closing as contemplated by Section 2.2 is subject to the satisfaction, at or before the Second Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Purchaser with prior written notice thereof:

(i)          The Initial Closing shall have occurred.

(ii)         Purchaser shall have delivered to the Company the Second Closing Purchase Price (less any amounts withheld pursuant to Section 4.11) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)        The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Second Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Second Closing Date.

(iv)        Purchaser shall have executed and delivered to the Company a term sheet setting forth the terms and conditions of the Senior Secured Credit Facility (the “Credit Facility Term Sheet”) which is acceptable to the Company and Purchaser.

(v)         The Company shall have entered into a new employment agreement with Michael Salaman (the “Salaman Employment Agreement”) on terms acceptable to the Company, Mr. Salaman and Purchaser.

(c)          Third Closing. The obligation of the Company to issue and sell the Units to Purchaser at the Third Closing as contemplated by Section 2.3 is subject to the satisfaction, at or before the Third Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Purchaser with prior written notice thereof:

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(i)          Each of the Initial Closing and the Second Closing shall have occurred.

(ii)         Purchaser shall have delivered to the Company the Third Closing Purchase Price (less any amounts withheld pursuant to Section 4.11 and less the outstanding principal amount of, and accrued interest on, the Notes being converted) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company, and shall deliver the Notes to the Company for cancellation against delivery of the Conversion Units; provided that, if Purchaser shall have lost one or more of the Notes, Purchaser shall deliver an affidavit of loss in a form reasonably acceptable to the Company.

(iii)         The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Third Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Third Closing Date.

(iv)        Purchaser shall have executed and delivered to the Company definitive agreements with respect to the Senior Secured Credit Facility substantially on the terms set forth in the Credit Facility Term Sheet and other customary terms and conditions acceptable to the Company and Purchaser or the Company shall have obtained an alternative credit facility reasonably acceptable to Purchaser.

5.2           Conditions to Purchaser’s Obligations to Purchase.

(a)          Initial Closing. The obligation of Purchaser hereunder to purchase the Initial Note from the Company at the Initial Closing as contemplated by Section 2.1 is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Purchaser with prior written notice thereof.

(i)          The Company shall have executed and delivered to Purchaser the Initial Note, the Security Agreement, the IP Security Agreement, the Cummins Consulting Agreement and the Apfelbaum Consulting Agreement.

(ii)         The Company shall have delivered the Approved Budget to Purchaser and Purchaser shall have approved, in its sole discretion, the Approved Budget.

(iii)        The Company shall have delivered to Purchaser an opinion of counsel to the Company, and an opinion of Nevada Counsel, each dated as of the Initial Closing Date, in form and substance satisfactory to Purchaser.

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(iv)        The Company shall have delivered to Purchaser an executed engagement letter with a reputable investment banking firm, pursuant to which such investment banking firm shall render the Fairness Opinion.

(v)         The Company shall have delivered all Uniform Commercial Code and similar financing statements in form and substance satisfactory to Purchaser, for filing in the appropriate offices to create a valid and perfected security interest in the Collateral (as such terms are defined in the Security Agreement), along with evidence reasonably satisfactory to Purchaser of the filing of such financing statements.

(vi)        The Company shall have obtained any required waivers or consents from its stockholders and other lenders in order to consummate the transactions contemplated by the Transaction Documents to be completed at the Initial Closing (including the waiver of any preemptive rights), including, without limitation, (A) the consent of UCF to the transactions contemplated by the Notes and the Security Agreement in form and substance satisfactory to Purchaser and (B) the termination and waiver of the preemptive rights of Michael Salaman and Donald J. McDonald as provided in their respective employment agreements with the Company, as amended, in form and substance satisfactory to Purchaser.

(vii)       The Company shall have obtained the agreement in form and substance satisfactory to Purchaser from the holders of at least a majority of the outstanding principal amount of its outstanding Convertible Senior Subordinated Secured Notes (the “Outstanding Notes”) (A) not to convert the Outstanding Notes into the Notes, (B) to waive any anti-dilution adjustments in the Outstanding Notes or the warrants to purchase Common Stock issued by the Company in connection therewith which might occur due to the issuance of any of the Securities and (C) to convert the Outstanding Notes into shares of Common Stock or a newly created junior preferred stock (the “Junior Preferred”) of the Company with terms acceptable to Purchaser effective at the Third Closing.

(viii)      The Company shall have delivered to Purchaser a fully executed settlement agreement with Iron Ridge Global IV, Ltd. in form and substance satisfactory to Purchaser.

(ix)         The Company shall have delivered to Purchaser a fully executed agreement in form and substance satisfactory to Purchaser with respect to settlement and release of all claims of Peace Mountain against the Company, solely contingent on a payment of $118,918.86.

(x)          The Company shall have delivered to Purchaser a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Initial Closing Date.

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(xi)         The Company shall have delivered to Purchaser a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction, if any, in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Initial Closing Date.

(xii)        The Company shall have delivered to Purchaser a certificate in form and substance satisfactory to Purchaser executed by the Secretary of the Company and dated as of the Initial Closing Date, as to (i) the resolutions consistent with Section 3.1(c) and as adopted by the Board in a form acceptable to Purchaser, (ii) the Articles of Incorporation and the Bylaws, each as in effect as of the Initial Closing Date, (iii) incumbency of officers, (iv) the capitalization of the Company including a list of convertible securities and the number of shares of Common Stock issuable upon conversion or exercise of such convertible securities (solely to the extent different from Schedule 3.1(f) to this Agreement) and (v) such other matters as shall be reasonably requested by Purchaser.

(xiii)       Each and every representation and warranty of the Company set forth in Section 3.1 shall be true and correct as of the date when made and as of the Initial Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date, unless such requirements have been waived by the Purchaser. Purchaser shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser in the form acceptable to Purchaser.

(b)          Second Closing. The obligation of Purchaser hereunder to purchase the Remaining Note and the Units from the Company at the Second Closing as contemplated by Section 2.2 is subject to the satisfaction, at or before the Second Closing Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Purchaser with prior written notice thereof.

(i)          The Initial Closing shall have occurred;

(ii)         As of the Second Closing Date, there shall not have occurred any event which has resulted or is reasonably likely to result in a Material Adverse Effect.

(iii)        There shall not have occurred since the Initial Closing Date, (a) any material adverse change in conditions in the United States, foreign or global economy or capital or financial markets generally, (b) any material adverse change in conditions (including any change in general legal, regulatory, political, economic or business conditions) in or otherwise generally affecting industry in which the Company conducts business or any change in accounting requirements or principles applicable to the Company or any change in applicable laws, rules or regulations or the interpretation thereof, or (c) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars.

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(iv)        There shall be no Proceeding pending with any court or other Governmental Body seeking to enjoin the closing of any of the transactions contemplated by the Transaction Documents.

(v)         Each and every representation and warranty of the Company set forth in Sections 3.1 and 3.2 shall be true and correct as of the date when made and as of the Second Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Second Closing Date, unless such requirements have been waived by the Purchaser. Purchaser shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Second Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser in the form acceptable to Purchaser.

(vi)        The Company shall have filed with the Secretary of State of the State of Nevada a Certificate of Designations (the “Senior Preferred Designations”), in form and substance satisfactory to Purchaser, setting forth the rights, privileges and preferences of the Senior Preferred as summarized on Exhibit A hereto and with such other customary rights, privileges and preferences as are agreed between the Company and Purchaser.

(vii)       The Company shall have delivered to Purchaser an opinion of counsel to the Company and of Nevada Counsel, each dated as of the Second Closing Date, in form and substance satisfactory to Purchaser.

(viii)      The Company shall have delivered to Purchaser the Fairness Opinion, in form and substance satisfactory to Purchaser.

(ix)         The officers and directors of the Company and, subject to applicable proxy rules, the Persons set forth on Schedule 5.2(b)(ix) of the Disclosure Schedule, shall have entered into written agreements to vote in favor of the Proxy Proposals at the Stockholders Meeting in form and substance satisfactory to Purchaser.

(x)          The Company shall have executed and delivered to Purchaser a Registration Rights Agreement, in form and substance satisfactory to Purchaser, providing customary senior demand and piggyback registration rights with respect to the registration of the shares of Common Stock comprising the Units.

(xi)         The Company shall have executed and delivered to Purchaser the Credit Facility Term Sheet.

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(xii)        The Company shall have delivered to Purchaser duly executed irrevocable instructions to Company’s transfer agent, in form and substance satisfactory to Purchaser, with respect to the shares of Senior Preferred and Common Stock comprising the Units to be issued at the Second Closing acknowledged by the Company’s transfer agent.

(xiii)       The Company shall have delivered to Purchaser a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Second Closing Date.

(xiv)      The Company shall have delivered to Purchaser a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction, if any, in which the Company conducts business and is required to so qualify (except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect), as of a date within ten (10) days of the Second Closing Date.

(xv)       The Company shall have delivered to Purchaser a certificate in form and substance satisfactory to Purchaser executed by the Secretary of the Company and dated as of the Second Closing Date, either confirming the absence of change to the information included within the certificate furnished pursuant to Section 5.2(a)(xii) or addressing any such changes to such prior certificate as to (i) the resolutions consistent with Section 3.1(c) and as adopted by the Board in a form acceptable to Purchaser, (ii) the Articles of Incorporation and the Bylaws, each as in effect as of the Second Closing Date, (iii) incumbency of officers, (iv) the capitalization of the Company including a list of convertible securities and the number of shares of Common Stock issuable upon conversion or exercise of such convertible securities and (v) such other matters as shall be reasonably requested by Purchaser.

(xvi)      The Company’s Bottle Supply Agreement, dated as of February 15, 2008, as amended, with Zuckerman-Honickman, Inc., shall have been amended in a manner satisfactory to Purchaser in form and substance.

(c)          Third Closing. The obligation of Purchaser hereunder to purchase the Units from the Company at the Third Closing as contemplated by Section 2.3 is subject to the satisfaction, at or before the Third Closing Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Purchaser with prior written notice thereof.

(i)          Each of the Initial Closing and the Second Closing shall have occurred;

(ii)         As of the Third Closing Date, there shall not have occurred any event which has resulted or is reasonably likely to result in a Material Adverse Effect.

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(iii)        There shall not have occurred since the Second Closing Date, (a) any material adverse change in conditions in the United States, foreign or global economy or capital or financial markets generally, (b) any material adverse change in conditions (including any change in general legal, regulatory, political, economic or business conditions) in or otherwise generally affecting industry in which the Company conducts business or any change in accounting requirements or principles applicable to the Company or any change in applicable laws, rules or regulations or the interpretation thereof, or (c) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars.

(iv)        There shall be no Proceeding pending with any court or other Governmental Body seeking to enjoin the closing of any of the transactions contemplated by the Transaction Documents.

(v)         Each and every representation and warranty of the Company set forth in Sections 3.1, 3.2 and 3.3 shall be true and correct as of the date when made and as of the Third Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Third Closing Date, unless such requirements have been waived by the Purchaser. Purchaser shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Third Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Purchaser in the form acceptable to Purchaser.

(vi)        Each of the Proxy Proposals shall have been approved by the stockholders of the Company at the Stockholders Meeting.

(vii)       The Company shall have filed the Amended and Restated Charter with the Secretary of State of the State of Nevada and the filing shall have been accepted.

(viii)      The Company shall have executed and delivered to Purchaser definitive agreements with respect to the Senior Secured Credit Facility or shall have entered into an alternative credit facility in an amount and on terms reasonably acceptable to Purchaser.

(ix)         The Company shall have delivered to Purchaser an opinion of counsel to the Company and of Nevada Counsel, each dated as of the Third Closing Date, in form and substance satisfactory to Purchaser.

(x)          The Outstanding Notes shall convert into Junior Preferred and the Company shall deliver evidence to Purchaser of the release of all Liens securing the Outstanding Notes.

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(xi)         The Company shall have delivered to Purchaser duly executed irrevocable instructions to the Company’s transfer agent, in form and substance satisfactory to Purchaser, with respect to the shares of Senior Preferred and Common Stock comprising the Units to be issued at the Third Closing acknowledged by the Company’s transfer agent.

(xii)        The Company shall have executed and delivered indemnification agreements with each of Company’s directors in form and substance satisfactory to Purchaser.

(xiii)       The Company shall have obtained director and officer liability insurance in the amount of $15,000,000 with terms and conditions reasonably acceptable to Purchaser, and shall have delivered to Purchaser evidence thereof in form and substance satisfactory to Purchaser.

(xiv)      The Company shall have delivered to Purchaser a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Third Closing Date.

(xv)       The Company shall have delivered to Purchaser a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction, if any, in which the Company conducts business and is required to so qualify (except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect), as of a date within ten (10) days of the Third Closing Date.

(xvi)      The Company shall have delivered to Purchaser a certificate in form and substance satisfactory to Purchaser executed by the Secretary of the Company and dated as of the Third Closing Date, either confirming the absence of change to the information included within the certificate furnished pursuant to Section 5.2(a)(xii) or addressing any such changes to such prior certificate as to (i) the resolutions consistent with Section 3.1(c) and as adopted by the Board in a form acceptable to Purchaser, (ii) the Articles of Incorporation and the Bylaws, each as in effect as of the Third Closing Date, (iii) incumbency of officers, (iv) the capitalization of the Company including a list of convertible securities and the number of shares of Common Stock issuable upon conversion or exercise of such convertible securities and (v) such other matters as shall be reasonably requested by Purchaser.

Article VI
TERMINATION

6.1           Termination.  This Agreement may be terminated as follows, provided, that no such termination will affect the right of either party to sue for any breach by the other party (or parties):

(a)          by mutual written consent of Purchaser and the Company;

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(b)          by Purchaser by written notice to the Company, if the Second Closing has not been consummated on or before August 28, 2012 (the “Second Closing Termination Date”);

(c)          by Purchaser by written notice to the Company, if the Third Closing has not been consummated on or before October 20, 2012 (the “Third Closing Termination Date”);

(d)          by either Purchaser or the Company, upon written notice to the other party, if any final, non-appealable law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the consummation of the transaction contemplated by the Transaction Documents

(e)          by either Purchaser or the Company, upon written notice to the other party, if the Stockholder Meeting is duly convened and the stockholders of the Company shall not have approved the Proxy Proposals at the Stockholders Meeting or at any adjournment or postponement thereof;

(f)          by Purchaser, upon written notice to the Company, if: (i) the Board shall not have approved the Transaction Documents to be executed at the Second Closing and the transactions to be consummated at the Second Closing (or the Board has revoked such approval) on or prior to the Third Closing Termination Date; (ii) the Board shall not have approved the Transaction Documents to be executed at the Third Closing and the transactions to be consummated at the Third Closing (or the Board has revoked such approval) on or prior to the Third Closing Termination Date; (iii) Board shall have reversed or revoked the Board Recommendation (whether or not permitted under Section 4.8(e) hereof); (vi) the Board or any committee thereof shall have approved, endorsed or recommended any Alternative Transaction; (v) the Company shall have executed any contract relating to any Alternative Transaction; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) the Company shall have materially breached Section 4.12; and

(g)          by Purchaser, upon written notice to the Company, if there shall have been a breach of (i) any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) or (ii), prevent the consummation of the transactions contemplated by the Transaction Documents, or, if curable, is not cured within twenty (20) Business Days after the Company’s receipt of written notice thereof from Purchaser, if earlier; provided, however, that the Company shall use reasonable efforts to cure such breach as promptly as practicable.

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Article VII

MISCELLANEOUS

7.1           Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules, provided that the foregoing shall not have any effect on any agreements Purchaser has entered into with the Company or any of its Subsidiaries prior to the date hereof with respect to any prior or future investment by Purchaser in the Company.

7.2           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Skinny Nutritional Corp.

3 Bala Plaza East, Suite 101

Bala Cynwyd, PA 19004

Attention: Michael Salaman, CEO

In each case, with a copy to (which shall not constitute notice):

Becker & Poliakoff, LLP

45 Broadway, 8th Floor

New York, NY 10006

Attention: Michael Goldstein, Esq.

Fax: (212) 557-0295

If to Purchaser:

Trim Capital LLC

c/o Prime Capital, LLC

135 East 57th Street, 11th Floor

New York, NY 10022

Attention: Marc Cummins

In each case, with a copy to (which shall not constitute notice):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Lawrence A. Spector, Esq.

Fax: 212-798-6374

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7.3           Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.4           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.5           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

7.6           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.15.

7.7           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, managers, members, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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7.8           Survival. The representations and warranties contained herein shall survive the Closings and the delivery of the Securities for a period of two (2) years from each Closing Date, except with respect to Sections 3.1(a) (“Organization and Qualification”), 3.1(c) (“Authorization; Enforcement”), 3.1(d) (“No Conflicts”), 3.1(e) (“Filings, Consents and Approvals”), 3.1(n) (“Intellectual Property”), 3.1(cc) (“Tax Status”), 3.2(a) (“Authorization; Enforcement”), 3.2(b) (“No Conflicts”), 3.2(c) (“Filings, Consents and Approvals”), 3.3(a) (“Authorization; Enforcement”), 3.2(b) (“No Conflicts”) and 3.3(c) (“Filings, Consents and Approvals”), which shall survive until the expiration of the statute of limitations applicable thereto

7.9           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.10         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

7.11         Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

7.12         Replacement of Instruments. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

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7.13         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.14         Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.15         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

7.16         Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

7.17         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SKINNY NUTRITIONAL CORP.

By:	/s/ Michael Salaman
Name:	Michael Salaman
Title:	Chief Executive Officer

TRIM CAPITAL LLC

By:	/s/ Marc Cummins
Name:	Marc Cummins
Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Summary of Terms of Senior Preferred

Issuer:	Skinny Nutritional Corp. (the “Company”)

Security:	Units consisting of (i) shares of Senior Preferred and (ii) shares of Common Stock.

Ranking:	The Senior Preferred will, with respect to dividend rights and rights on liquidation and redemption, rank senior to any other preferred stock and the Common Stock.

Conversion:	The Senior Preferred shall not be convertible.

Purchase Price; Allocation	Nine Million dollars ($9,000,000) less (i) the principal amount of, and accrued interest on, the outstanding Bridge Notes and (ii) the purchase price of any Units purchased at the Second Closing. The gross proceeds of the sale of the Units will be allocated to the shares of Senior Preferred and the shares of Common Stock in a manner acceptable to the Purchaser. For purposes hereof, the “Original Issue Price” of the Senior Preferred shall be equal to quotient determined by dividing (i) the amount of the aggregate purchase price of the Units allocated to the Senior Preferred by (ii) the number of shares of Senior Preferred issued.

Use of Proceeds:	Working capital and general corporate purposes

Liquidation Preference:	Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the holders of Senior Preferred shall be entitled to receive, on a preferred basis prior and in preference to any distribution to the holders of any Common Stock or any preferred stock or other equity security of the Company, an amount per share equal to the Original Issue Price plus accrued and unpaid dividends (the “Liquidation Preference”).

Deemed Liquidation Event:	Unless the holders of a majority of the shares of Senior Preferred determine otherwise, a sale or exclusive lease of all or substantially all of the assets of the Company or an acquisition of the Company by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than a majority of the voting securities of the Company, shall be deemed a Liquidation Event (a “Deemed Liquidation Event”).

In the event of a Liquidation Event, if any portion of the consideration payable to the Company or its stockholders is placed into escrow, and/or is payable to the Company or its stockholders subject to contingencies, the merger agreement, sale agreement, or other agreement governing such Liquidation Event shall provide that (a) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of capital stock of the Company in accordance with the respective liquidation preferences as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (b) any additional consideration which becomes payable to the Company or its stockholders upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with the respective liquidation preferences after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Redemption:	At the election of the holders of at least a majority of the Senior Preferred made any time after the fifth anniversary of the Third Closing, the Company shall redeem the outstanding Senior Preferred from funds legally available therefor within ninety (90) days following the date the Company receives the redemption request from the holders of the Senior Preferred. Such redemption shall be at a purchase price per share equal to the Original Issue Price (as adjusted for stock splits, stock dividends, combinations and the like) plus accrued but unpaid dividends. In the event that the Senior Preferred is not redeemed in whole within the period set forth above for any reason (including the unavailability of funds legally available therefor), then the holders of the Senior Preferred will be entitled to (i) elect a majority of the Board (to the extent that designees of the holders of the Senior Preferred do not already constitute a majority of the Board) and/or (ii) cause the Company to retain an independent investment banking firm of national or regional standing to explore strategic alternatives for the Company, including a sale of the Company or all or certain of its assets.
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Common Stock:	The number of shares of Common Stock which shall be issued as part of the Units (including Units sold to the Purchaser at the Second Closing) shall be that number which comprises 65% of the fully diluted shares of Common Stock of the Company (calculated on the treasury method and determined as of the date of the Third Closing, including the shares reserved for issuance under the New Equity Plan and all other contingent issuances of Common Stock).

Dividends:	The Senior Preferred will carry a cash dividend of 15% of the Original Issue Price (as adjusted for stock splits, stock dividends, combinations and the like) per annum. Dividends will be cumulative, shall compound semi-annually and shall be payable on the earliest of (i) the closing of a Qualified Public Offering, (ii) a Liquidation Event, including the closing of a Deemed Liquidation Event, (iii) the redemption of the Senior Preferred or (iv) semi-annually to the extent that funds are legally available therefor as determined by the Board in good faith. No dividends may be paid on the Common Stock or any series of preferred stock ranking junior to or pari passu with the Senior Preferred unless all accrued but unpaid dividends on the Senior Preferred have been paid in full.

Voting Rights:	The Senior Preferred shall have no voting rights except as specifically provided herein or as otherwise required by law.

Board of Directors:	The Board will initially consist of seven (7) members. The holders of the Senior Preferred, voting separately as a class, will be entitled to elect four (4) members of the Board (the “Preferred Directors”). The holders of the Senior Preferred and the Common Stock, voting together as a single class, will be entitled to elect three (3) members of the Board, one (1) of whom shall be the CEO and two (2) of whom shall be non-employee members recommended by the nominating committee and acceptable to a majority of the Preferred Directors. The bylaws will provide, in addition to any provisions required by law, that any three (3) directors or holders of at least a majority of the outstanding shares of Senior Preferred may call a meeting of the Board. The Preferred Directors shall have the right to designate the Company’s chairman (to be Marc Cummins, Bill Apfelbaum or someone reasonably acceptable to the CEO). In connection with the investment by the Purchaser, the Company will create compensation, audit and nominating committees of the Board and Preferred Directors shall constitute a majority of the members of all Board committees and a Preferred Director shall be designated as the chairman of each committee. In the event of certain material events of non-compliance under the Senior Preferred (including a failure to redeem the Senior Preferred), the holders of the Senior Preferred will have the right to designate a majority of the members of the Board.

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Protective Provisions:	For so long as the Senior Preferred is outstanding, consent of the holders of a majority of the outstanding shares of Senior Preferred shall be required for the following:

(i) any Liquidation Event, including any sale of a controlling interest in the Company (through merger, sale of stock or otherwise) or any disposition of all or substantially all assets or business of the Company or any major part of its assets or business (whether by sale, exclusive license or otherwise) or other Deemed Liquidation Event; (ii) any material acquisition or disposition (including licensing) of any business or assets including any intellectual property, except in the ordinary course of business (which, for purposes of clarity, includes entering into normal and customary agreements and licenses with manufacturers, distributors, sales agents and the like); (iii) the redemption of any shares of capital stock other than the Senior Preferred as described herein or the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the right to repurchase such shares at a price equal to the lower of cost or fair market value thereof upon the occurrence of certain events, such as the termination of services; (iv) the creation, modification or issuance of capital stock or securities which are convertible into capital stock, other than (A) the issuance of shares and options to officers, directors, employees, consultants and other service providers under the New Equity Plan and any equity incentive plan or any other plan approved by the Board (including a majority of the Preferred Directors), (B) the issuance of Common Stock (or warrants or other convertible securities to purchase Common Stock) which constitutes less than one percent (1%) of the Company’s outstanding Common Stock in the aggregate in bona fide arm’s length transactions approved by the Board including a majority of the Preferred Directors and (C) shares of Common Stock, warrants or other convertible securities issued in connection with strategic transactions, equipment leases and debt financings approved by the Board including a majority of the Preferred Directors; (v) any amendments to the Company’s Charter or Bylaws, including, without limitation, and amendment which (a) alters or changes the rights, preferences or privileges of the Senior Preferred, (b) increases or decreases the authorized number of shares of the Company’s preferred stock or common stock, (c) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Senior Preferred or (d) affects the Senior Preferred adversely; (vi) the declaration of dividends on any class of stock other than the Senior Preferred; (vii) any increase or decrease the authorized size of the Board (unless such increase in size is in connection with the holders of the Senior Preferred being entitled to designate a majority of the members of the Board as contemplated herein) and the creation of any committee of the Board; (viii) any transaction with any director or management employee or immediate families or affiliates thereof (other than normal and customary employment agreements and stock remuneration agreements under any equity incentive plan or any other plan approved by the Board (including a majority of the Preferred Directors)); and (ix) changing the Company’s independent accountants or attorneys.

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For so long as the Senior Preferred is outstanding, consent of a majority of the Preferred Directors shall be required for the following:

(i) any capital expenditure exceeding the approved budget; (ii) the incurrence of any indebtedness (other than trade debt in the ordinary course); (iii) the creation of any lien on any assets of the Company; (iv) the appointment or dismissal of C-level executives and any material changes in remuneration of directors and senior executives; (v) establishing or investing in any subsidiary or joint venture; (vi) the issuance of shares of Common Stock, warrants or other convertible securities in connection with strategic transactions, equipment leases and debt financings; and (vii) approval of annual operating and capital budgets.

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